Filed Pursuant to Rule 433 of the

Securities Act of 1933, as amended

Registration Statement Nos. 333-192476 and 333-194256

Free Writing Prospectus dated April 18, 2014

Dear Erica, Hi! Thank you for your reservation of Fantex Vernon Davis IPO shares. In order to be eligible to participate in the Fantex Vernon Davis PO you must confirm your reservation by Friday Apr 2, 2014 at 5:00 pm EDT. You are required to reconfirm your reservations because (1) there has been a material change to the prospectus from the date of your reservation and (2) if applicable, more than 15 days may have elapsed since the submission of your initial reservation. Since the date of your reservation, the prospectus was amended to reflect, among other things, (1) Fantex, Inc.'s 2013 audited financial statements, (ii) details regarding the brand agreement entered into between Fantex, Inc. and EJ Manuel and (iii) that Fantex Holdings, Inc., our parent company, has agreed to purchase from Fantex Brokerage Services (FBS), at the initial public offering price, up to 200,000 shares of Fantex Vernon Davis in the offering. Sales of shares to Fantex Holdings will only be made if FBS represents in writing it is unable to locate other qualified purchasers. For further information regarding these shares, please see the section in the prospectus entitled "Underwriting (Conflicts of Interest)." You should also carefully consider all of the other information contained in this prospectus before making any decision. By confirming your reservation, you are indicating you still want the shares you reserved. If you do not confirm your reservation, it will be canceled and you won't receive any shares in the Fantex Vernon Davis IPO. The process is simple! Just visit your Transaction History and confirm your reservation. if you have any questions, call us anytime at 855-905-5050 Fantex, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Fantex, Inc. has filed with the SEC for more complete information about Fantex, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.cov. Alternatively, Fantex, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 866-315-3482. View the Fantex Vernon Davis prospectus. Thanks, The Fantex Brokerage Services Team